Exhibit 99.(L)(1) – Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” in the Statement of Additional Information, dated April 30, 2024, which is included in this Post-Effective Amendment No. 30 to the Registration Statement (Form N-4, File No. 333-85183) of Farmers Annuity Separate Account A (the “Registration Statement”).

We also consent to the use of our reports (1) dated April 26, 2024, with respect to the statutory-basis financial statements and supplemental schedules of Farmers New World Life Insurance Company and (2) dated April 26, 2024, with respect to the financial statements of each of the subaccounts within Farmers Annuity Separate Account A, for the year ended December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 30, 2024

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